Exhibit 10.1

5355 Town Center Road

Suite 701

Boca Raton, FL 33486

EMERGENT CAPITAL, INC.
2010 OMNIBUS INCENTIVE PLAN AS AMENDED AND RESTATED
RESTRICTED STOCK AWARD

[NAME]
[ADDRESS]

[ADDRESS]

Dear _________________:

You have been granted a Restricted Stock Award (the “Award”) under the Emergent Capital, Inc. 2010 Omnibus Incentive Plan, as amended and restated (the “Plan”), with terms and conditions described below. This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

Grant Date:	[CURRENT DATE]
Number of Shares of Restricted Stock (“Restricted Shares”):	[NUMBER OF SHARES]
Service Vesting Period:	Grant Date through [DATE]
Vesting Schedule:	One-third of the Restricted Shares will vest on each of the first three anniversaries of the Grant Date, provided you are continuously employed by or in the service of the Company through the applicable anniversary of the Grant Date.
Notwithstanding the foregoing, the Restricted Shares will vest in full upon the earlier to occur of:

•     The date of a Change in Control, if you are continuously employed with, or in the service of, the Company through the date preceding the date of the Change in Control.

•     The date on which your employment or service relationship with the Company is terminated (1) as a result of your death or Disability or (2) by the Company other than for Cause.

Except as otherwise provided above, upon your termination of employment, or cessation of services to, the Company prior to the date the Restricted Shares are vested, you will forfeit the unvested Restricted Shares. In addition, if your employment or service relationship is terminated by the Company other than for Cause but the Company later learns facts that could have permitted it to terminate your employment for Cause if such facts had been known at the time of your termination, then any Restricted Shares that have not yet been settled (whether vested or unvested) shall be forfeited immediately on the date of such determination and any Shares you received in settlement of this Award shall be forfeited and shall be returned to the Company without payment therefor.
Release of Restricted Shares:	The Restricted Shares will be held in an account at the Company’s transfer agent pending vesting. As soon as practicable after any Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such Shares will be issued according to your instructions.
Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will be credited with all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit the Restricted Shares; provided that any such dividends and other distributions will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Shares with respect to which such distributions were made. All such dividends and other distributions shall be paid to you within 45 days following the full vesting of the Restricted Shares with respect to which such distributions were made, with no accumulated interest or other earnings.
Transferability of Award:	You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment of this Award, other than as set forth in the Plan, will be null and void.
Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company and the Company’s underwriters. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.
Tax Withholding:	To the extent that the vesting or receipt of the Restricted Shares, or the payment of dividends and other distributions thereon, or any other event with respect to this Award, results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from any compensation payable to you, including compensation due under this Award, an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you under the Award having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold; provided that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date of the applicable event triggering the withholding obligation. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.
Section 83(b) Election:	You understand that you may alter the tax treatment of the Shares subject to this Award by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election must be filed within thirty (30) days after the date of this Award to be effective. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf.

Clawback:	As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees and beneficiaries) that (i) the Shares acquired under this Award shall be subject to the clawback policy adopted by the Board and in effect as of the date of the Award or as may be modified in good faith by the Board from time to time, and (ii) any determination made by the Committee that this Award is subject to clawback shall be final, binding and conclusive.
Miscellaneous:

•     This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Board or the Committee without your consent in accordance with the provisions of the Plan.

•     The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.

•     In the event any provision of this Award is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal or invalid provision had not been included in this Award.

•     As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan, and any determination made by the Committee pursuant to this Award or the Plan, shall be final, binding and conclusive.

•     This Award may be executed in counterparts.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THE PLAN.

EMERGENT CAPITAL, INC.

By:	[NAME]

Name:

Title:

Date:

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